Exhibit 10.2

CONVERTIBLE PROMISSORY NOTE

January 31, 2025	U.S. $33,100,000.00

FOR VALUE RECEIVED, Outlook Therapeutics, Inc., a Delaware corporation (“Borrower”), promises to pay to Avondale Capital, LLC, a Utah limited liability company, or its successors or assigns (“Lender”), $33,100,000.00 and any interest, fees, charges, and late fees accrued hereunder on July 1, 2026 (the “Maturity Date”) in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the U.S. Prime Rate plus three percent (3%) (but in no event less than nine and a half percent (9.5%)) per annum from the Purchase Price Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily and shall be payable in accordance with the terms of this Note. This Convertible Promissory Note (this “Note”) is issued and made effective as of the date set forth above (the “Effective Date”). This Note is issued pursuant to that certain Securities Purchase Agreement dated January 31, 2025, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

1.            Payment; Exit Fee; Security; Registration Effectiveness Failure.

1.1.            Payment. All payments owing hereunder shall be in lawful money of the United States of America or Conversion Shares (as defined below), as provided for herein, and delivered to Lender at the address or bank account furnished to Borrower for that purpose. All payments shall be applied first to (a) reasonable costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.

1.2.            Exit Fee. Any payments made under this Note by Borrower in cash (including prepayments or repayment at maturity) will be subject to a seven and a half percent (7.5%) exit fee.

1.3.            Security. This Note is unsecured.

1.4.            Registration Effectiveness Failure. In the event the Form S-3 registration statement (the “Registration Statement”) filed by Company with respect to the Registrable Shares (as defined in the Purchase Agreement) is not declared effective within forty-five (45) days of filing then on such 45th day and each 30th day thereafter until the registration statement is declared effective or Lender becomes eligible to sell Conversion Shares pursuant to Rule 144 (as defined below), the Outstanding Balance will automatically increase by one-half percent (0.5%).

2.            Quarterly Debt Reduction. Beginning the second calendar quarter of 2025 and each calendar quarter thereafter until this Note is paid in full, Borrower must reduce the Outstanding Balance by at least $3,000,000.00 (whether through Conversions (as defined below) or cash payments) during such quarter (such obligation, the “Minimum Quarterly Debt Service Obligation”). For the avoidance of doubt, any Conversion made under the Note during a given quarter will be counted toward the Minimum Quarterly Debt Service Obligation and any cash payments made during a given quarter to satisfy the Minimum Quarterly Debt Service Obligation will be subject to the 7.5% exit fee set forth in Section 1.2 herein. Any amount converted by Lender during a given calendar quarter in excess of the Minimum Quarterly Debt Service Obligation will be credited toward meeting the Minimum Quarterly Debt Service Obligation for the next quarter or quarters.

3.            Conversions.

3.1.            Lender Optional Conversion. Lender has the right beginning on the earlier of (a) the date that is six (6) months from the Purchase Price Date, and (b) the effective date of the Registration Statement, until the Outstanding Balance has been paid in full, at its election, to convert (“Conversion”) all or any portion of the Outstanding Balance into fully paid and non-assessable shares of common stock, par value $0.01 (the “Common Stock”), of Borrower (“Conversion Shares”) as per the following conversion formula: the number of Conversion Shares equals the amount being converted (the “Conversion Amount”) divided by the Conversion Price. Conversion notices in the form attached hereto as Exhibit A (each, a “Conversion Notice”) may be effectively delivered to Borrower by any method set forth in the “Notices” Section of the Purchase Agreement, and all Conversions shall be cashless and not require further payment from Lender. Borrower shall deliver the Conversion Shares from any Conversion to Lender in accordance with Section 7 below. In the event Lender submits a Conversion Notice to Borrower and the Conversion Price is below the Floor Price, then Borrower will not be allowed to honor such request by delivering Conversion Shares, instead Borrower must pay to Lender the applicable Conversion Amount plus the exit fee described in Section 1.2 above in cash within three (3) Trading Days of delivery of the applicable Conversion Notice.

3.2.            Borrower Optional Conversion. Borrower has the right beginning on the earlier of (a) the date that is six (6) months from the Purchase Price Date, and (b) the effective date of the Registration Statement, until the Outstanding Balance has been paid in full, at its election, to convert all or any portion of the Outstanding Balance into Conversion Shares at the Fixed Conversion Price and subject to the Maximum Percentage (as defined below) by sending written notice to Lender, and deliver such Conversion Shares to Lender if each of the Borrower Optional Conversion Conditions is met as of the date Borrower desires to exercise such conversion right. Borrower shall deliver the Conversion Shares pursuant to this Section 3.2 in accordance with Section 7 below

4.            Trigger Events, Defaults and Remedies.

4.1.            Trigger Events. The following are trigger events under this Note (each, a “Trigger Event”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) Borrower fails to comply with the quarterly debt reduction obligations set forth in Section 2 above; (c) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (d) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (e) Borrower makes a general assignment for the benefit of creditors; (f) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (g) an involuntary bankruptcy proceeding is commenced or filed against Borrower; (h) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement and such failure remains unremedied for a period of ten (10) calendar days; (i) the occurrence of a Fundamental Transaction without Lender’s prior written consent; (j) Borrower fails to timely establish and maintain the Share Reserve (as defined in the Purchase Agreement); (k) Borrower fails to deliver any Conversion Shares in accordance with the terms hereof; (l) any money judgment, writ or similar process is entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $1,000,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender; (m) Borrower fails to be DWAC Eligible and does not cure such failure within twenty (20) days; (n) Borrower or any subsidiary of Borrower, breaches any covenant or other term or condition contained in any Other Agreements in any material respect and such failure remains unremedied for a period of twenty (20) calendar days; (o) Borrower defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement of Borrower contained herein or in any other Transaction Document (as defined in the Purchase Agreement) in any material respect, other than those specifically set forth in this Section 4.1 and Section 4 of the Purchase Agreement, and such failure remains unremedied for a period of twenty (20) calendar days; (p) any representation, warranty or other statement made or furnished by or on behalf of Borrower to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; or (q) Borrower effectuates a reverse split of its Common Stock without twenty (20) Trading Days prior written notice to Lender.

4.2.            Trigger Event Remedies. At any time following the occurrence of any Trigger Event, Lender may, at its option, increase the Outstanding Balance by applying the Trigger Effect (subject to the limitation set forth below).

4.3.            Defaults. At any time following the occurrence of a Trigger Event, Lender may, at its option, send written notice to Borrower demanding that Borrower cure the Trigger Event within ten (10) Trading Days. If Borrower fails to cure the Trigger Event within the required ten (10) Trading Day cure period, the Trigger Event will automatically become an event of default hereunder (each, an “Event of Default”).

4.4.            Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, upon the occurrence of any Trigger Event described in clauses (c) – (g) of Section 4.1, an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Trigger Event shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender for the Trigger Event to become an Event of Default. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of twenty-two percent (22%) per annum or the maximum rate permitted under applicable law (“Default Interest”). For the avoidance of doubt, Lender may continue making Conversions at any time following an Event of Default until such time as the Outstanding Balance is paid in full. In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment pursuant to this Section 4.2. No such rescission or annulment shall affect any subsequent Trigger Event or Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Borrower’s failure to timely deliver Conversion Shares upon Conversion of the Note as required pursuant to the terms hereof.

5.            Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments or Conversions called for herein in accordance with the terms of this Note.

6.            Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

7.            Method of Conversion Share Delivery. On or before the close of business on the third (3rd) Trading Day following each date a Conversion Notice is delivered by Lender (the “Delivery Date”), Borrower shall, provided it is DWAC Eligible at such time and such Conversion Shares are eligible for delivery via DWAC, deliver or cause its transfer agent to deliver the applicable Conversion Shares electronically via DWAC to the account designated by Lender in the applicable Conversion Notice. If Borrower is not DWAC Eligible or such Conversion Shares are not eligible for delivery via DWAC, it shall deliver to Lender or its broker (as designated in the Conversion Notice), via reputable overnight courier, a certificate representing the number of shares of Common Stock equal to the number of Conversion Shares to which Lender shall be entitled, registered in the name of Lender or its designee. For the avoidance of doubt, Borrower has not met its obligation to deliver Conversion Shares by the Delivery Date unless Lender or its broker, as applicable, has actually received the certificate representing the applicable Conversion Shares no later than the close of business on the relevant Delivery Date pursuant to the terms set forth above. Moreover, and notwithstanding anything to the contrary herein or in any other Transaction Document, in the event Borrower or its transfer agent refuses to deliver any Conversion Shares without a restrictive securities legend to Lender on grounds that such issuance is in violation of Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), Borrower shall deliver or cause its transfer agent to deliver the applicable Conversion Shares to Lender with a restricted securities legend, but otherwise in accordance with the provisions of this Section 7. In conjunction therewith, Borrower will also deliver to Lender a written explanation from its counsel or its transfer agent’s counsel opining as to why the issuance of the applicable Conversion Shares violates Rule 144.

8.            Ownership Limitation. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, Borrower shall not effect any conversion of this Note to the extent that after giving effect to such conversion would cause Lender (together with its affiliates) to beneficially own a number of shares exceeding 4.99% of the number of shares of Common Stock outstanding on such date (including for such purpose the Common Stock issuable upon such issuance) (the “Maximum Percentage”). For purposes of this section, beneficial ownership of Common Stock will be determined pursuant to Section 13(d) of the 1934 Act. Notwithstanding the forgoing, the term “4.99%” above shall be replaced with “9.99%” at such time as the Market Capitalization is less than $25,000,000.00. Notwithstanding any other provision contained herein, if the term “4.99%” is replaced with “9.99%” pursuant to the preceding sentence, such increase to “9.99%” shall remain at 9.99% until increased, decreased or waived by Lender as set forth below. By written notice to Borrower, Lender may increase, decrease or waive the Maximum Percentage as to itself but any such waiver will not be effective until the 61st day after delivery thereof. The foregoing 61-day notice requirement is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Lender.

9.            Opinion of Counsel. In the event that an opinion of counsel is needed for conversion of this Note, Lender has the right to have any such opinion provided by its counsel.

10.          Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

11.          Arbitration of Disputes. By its issuance or acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

12.          Cancellation. After repayment or conversion of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

13.          Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

14.          Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note and any Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by Lender to any of its affiliates without the consent of Borrower.

15.          Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

16.          Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Lender’s and Borrower’s expectations that any such liquidated damages will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144).

17.          Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

Outlook Therapeutics, Inc.

By:	/s/ Lawrence A. Kenyon
Lawrence A. Kenyon, Interim CEO and CFO

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

Avondale Capital, LLC

By:	/s/ John M. Fife
John M. Fife, President

[Signature Page to Convertible Promissory Note]

ATTACHMENT 1

DEFINITIONS

                  For purposes of this Note, the following terms shall have the following meanings:

A1.         “Borrower Optional Conversion Conditions” means that each of the following conditions has been satisfied on the date of each Conversion: (a) all of the Conversion Shares would be freely tradable pursuant to an effective registration statement, under Rule 144 or without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of this Note); (b) the applicable Conversion Shares would be eligible for immediate resale by Lender; (c) no Trigger Event shall have occurred hereunder at any time; (d) for each of the consecutive prior thirty (30) Trading Days (beginning with the thirty (30) Trading Day period preceding the date that is the earlier of (i) the date that is six (6) months from the Purchase Price Date, and (ii) the effective date of the Registration Statement), the daily VWAP was greater than or equal to $3.00 (subject to adjustments for stock splits and stock combinations); (e) the Common Stock is trading on Nasdaq or NYSE; and (f) the average and median daily dollar trading volume during the preceding thirty (30) Trading Day period is greater than or equal to $1,000,000.00.

A2.         “Closing Bid Price” and “Closing Trade Price” means the last closing bid price and last closing trade price, respectively, for the Common Stock on its principal market, as reported by Bloomberg, or, if its principal market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of the Common Stock prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if its principal market is not the principal securities exchange or trading market for the Common Stock, the last closing bid price or last trade price, respectively, of the Common Stock on the principal securities exchange or trading market where the Common Stock is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of the Common Stock in the over-the-counter market on the electronic bulletin board for the Common Stock as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for the Common Stock by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for the Common Stock as reported by OTC Markets Group, Inc., and any successor thereto. If the Closing Bid Price or the Closing Trade Price cannot be calculated for the Common Stock on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Trade Price (as the case may be) of the Common Stock on such date shall be the fair market value as mutually determined by Lender and Borrower. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

A3.       “Conversion Price” means, prior to the occurrence of a Major Trigger Event, the Fixed Conversion Price, and following the occurrence of a Major Trigger Event, the lesser of (a) the Fixed Conversion Price, and (b) ninety percent (90%) multiplied by the lowest Closing Bid Price in the three (3) Trading Days prior to the date on which the Conversion Notice is delivered, but in no event less than the Floor Price.

A4.       “DTC” means the Depository Trust Company or any successor thereto.

A5.       “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

A6.       “DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

A7.         “DWAC Eligible” means that (a) Borrower’s Common Stock is eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system; (b) Borrower has been approved (without revocation) by DTC’s underwriting department; (c) Borrower’s transfer agent is approved as an agent in the DTC/FAST Program; (d) the Conversion Shares are otherwise eligible for delivery via DWAC; and (e) Borrower’s transfer agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC. Notwithstanding anything to the contrary herein, in the event Borrower or its transfer agent refuses to deliver any Conversion Shares without a restrictive securities legend to Lender on grounds that such issuance is in violation of Rule 144, Borrower shall deliver or cause its transfer agent to deliver the applicable Conversion Shares to Lender with a restricted securities legend, but otherwise in accordance with the provisions of Section 7 and shall not be deemed to have failed to be DWAC Eligible under this definition.

A8.         “Fixed Conversion Price” means $2.26 per share (subject to adjustment for stock splits and stock combinations).

Attachment 1 to Secured Convertible Promissory Note, Page 1

A9.         “Floor Price” $0.404 (subject to adjustment for stock splits and stock combinations), which may be subject to change in the future to the extent permitted by stock exchange rules in effect at the time of such change.

A10.       “Fundamental Transaction” means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), or (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Stock, other than an increase in the number of authorized shares of Borrower’s Common Stock; or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower. For the avoidance of doubt, Borrower or any of its subsidiaries entering into a definitive agreement that contemplates a Fundamental Transaction will be deemed to be a Fundamental Transaction unless such agreement contains a closing condition that this Note is repaid in full upon consummation of the transaction.

A11.       “Major Trigger Event” means any Trigger Event occurring under Sections 4.1(a) - 4.1(l).

A12.       “Mandatory Default Amount” means the Outstanding Balance following the application of the Trigger Effect.

A13.       “Market Capitalization” means a number equal to (a) the average VWAP of the Common Stock for the immediately preceding fifteen (15) Trading Days, multiplied by (b) the aggregate number of outstanding shares of Common Stock as reported on Borrower’s most recently filed Form 10-Q or Form 10-K.

A14.       “Minor Trigger Event” means any Trigger Event that is not a Major Trigger Event.

A15.       “Other Agreements” means, collectively, all existing and future agreements and instruments between, among or by Borrower (or a subsidiary), on the one hand, and Lender (or an affiliate), on the other hand.

A16.       “Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Conversion, offset, or otherwise, accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees related to Conversions, and any other fees or charges incurred under this Note.

A17.       “Purchase Price Date” means the date the Purchase Price (as defined in the Purchase Agreement) is delivered by Lender to Borrower.

A18.       “Trading Day” means any day on which Borrower’s principal market is open for trading.

A19.       “Trigger Effect” means multiplying the Outstanding Balance as of the date the applicable Trigger Event occurred by (a) ten percent (10%) for each occurrence of any Major Trigger Event, or (b) five percent (5%) for each occurrence of any Minor Trigger Event, and then adding the resulting product to the Outstanding Balance as of the date the applicable Trigger Event occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Trigger Event occurred; provided that the Trigger Effect may only be applied three (3) times hereunder with respect to Major Trigger Events and three (3) times hereunder with respect to Minor Trigger Events.

Attachment 1 to Secured Convertible Promissory Note, Page 2

A20.       “VWAP” means the volume weighted average price of the Common Stock on the principal market for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg.

[Remainder of page intentionally left blank]

Attachment 1 to Secured Convertible Promissory Note, Page 3

EXHIBIT A

Avondale Capital, LLC

Outlook Therapeutics, Inc.	Date:
Attn: Lawrence A. Kenyon, Interim CEO and CFO
111 S. Wood Ave, Unit #100
Iselin, New Jersey 08830

CONVERSION NOTICE

The above-captioned Lender hereby gives notice to Outlook Therapeutics, Inc., a Delaware corporation (the “Borrower”), pursuant to that certain Convertible Promissory Note made by Borrower in favor of Lender on January 31, 2025 (the “Note”), that Lender elects to convert the portion of the Note balance set forth below into fully paid and non-assessable shares of Common Stock of Borrower as of the date of conversion specified below. Said conversion shall be based on the Conversion Price set forth below. In the event of a conflict between this Conversion Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Conversion Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

A.	Date of Conversion: ____________

B.	Conversion #: ____________

C.	Conversion Amount: ____________

D.	Conversion Price: _______________

E.	Conversion Shares: _______________ (C divided by D)

F.	Remaining Outstanding Balance of Note: ____________*

* Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Conversion Notice and such Transaction Documents.

Please transfer the Conversion Shares electronically (via DWAC) to the following account:

Broker:	Address:
DTC#:
Account #:
Account Name:

Lender:

Avondale Capital, LLC

By:

John M. Fife, President